Exhibit 10.2

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is made as of May 18, 2011, by and between the undersigned (the “Option Holder”) and Nobel Learning Communities, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The Company granted to the Option Holder options to acquire the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to one or more stock option award agreements (each, an “Option Agreement” and collectively, the “Option Agreements,” with the options under such Option Agreements being the “Options”) between the parties under the Company’s 1995 Stock Incentive Plan, the 2000 Stock Option Plan for Consultants, the 2004 Omnibus Incentive Equity Compensation Plan and/or the 2010 Omnibus Incentive Equity Compensation Plan (collectively, the “Option Plans”).

B. The Company is contemplating a merger transaction (the “Merger”), pursuant to which Academic Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Academic Acquisition Corp., a Delaware corporation (“Parent”), will be merged with and into the Company with the Company as the surviving corporation (the “Surviving Corporation”).

C. To effect the Merger, the Company anticipates entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, Merger Sub and the Company.

D. The date on which the Merger is consummated is hereinafter referred to as the “Effective Time”.

E. In connection with the Merger, the Company wishes to dispose of all rights to obtain equity interests in the Company, including the Options.

F. The execution of this Agreement is a material inducement for Parent and Merger Sub to enter into the Merger Agreement and consummate the Merger, and Parent and Merger Sub shall be entitled to rely on this Agreement in connection with the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Option Holder and the Company hereby agree as follows, and Parent and Merger Sub shall be entitled to rely on the following agreements between the Option Holder and the Company:

1. Options. The Option Holder acknowledges and agrees that Exhibit A contains a true, correct and complete list of all of the Options held by the Option Holder under each Option Agreement, including the applicable grant date of such Options, the number of Options granted to the Option Holder pursuant to each such Option Agreement and the exercise price or prices per share for such Options. Other than as set forth on Exhibit A, the Option Holder owns no rights, options, warrants, equity securities, or agreements of any character obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of the Company to the Option Holder.

2. Acceleration; Termination and Cancellation; Tender Offer.

a.	All of the Options held by the Option Holder will vest and become exercisable as of the Effective Time.

b.	With respect to each currently effective Option Agreement entered into between the parties with respect to Options that were granted under the Company’s 2000 Stock Option Plan for Consultants or the Company’s 2010 Omnibus Incentive Equity Compensation Plan (collectively, the “2000/2010 Options”), the Option Holder hereby acknowledges and agrees to the termination of such Option Agreements and cancellation of all of such 2000/2010 Options as of the Effective Time pursuant to Section 2.03(b) of the Merger Agreement, and further acknowledges and agrees that each such 2000/2010 Option hereby will be null and void as of the Effective Time and that each Qualifying 2000/2010 Option (as defined below) shall be automatically converted into the right to receive the Option Cash Amount described in Section 3 below; provided, however, that prior to the Effective Time, the 2000/2010 Options will remain in effect to the extent they would otherwise remain in effect pursuant to their existing terms. For the avoidance of doubt, the Option Holder hereby acknowledges and agrees that each 2000/2010 Option with an exercise price that exceeds $11.75 (the “Merger Consideration”) shall be cancelled as of the Effective Time without any further payment from the Company in consideration therefor.

c.

With respect to each currently effective Option Agreement entered into between the parties with respect to Options that were granted under the Company’s 1995 Stock Incentive Plan or the Company’s 2004 Omnibus Incentive Equity Compensation Plan (collectively, the “1995/2004 Options”), the Option Holder hereby (i) acknowledges that the Company intends to offer to purchase for cancellation all of the 1995/2004 Options in a tender offer (the “Tender Offer”) on substantially the same terms as set forth in this Agreement and (ii) agrees to tender such 1995/2004 Options promptly following receipt of the Tender Offer documents from the Company. The Option Holder further acknowledges and agrees that the Tender Offer shall be consummated as of the Effective Time and, as will be provided in the Tender Offer, each such 1995/2004 Option shall be null and void as of the Effective Time and shall be automatically converted into the right to receive the consideration specified in the Tender Offer (which, with respect to each 1995/2004 Option with an exercise price that is equal to or less than the Merger Consideration, shall be calculated in a manner consistent with the calculations set forth in Section 3 below); provided, however, that the Option Holder hereby waives its right to receive any consideration in the Tender Offer in respect of any 1995/2004 Option held by the Option Holder with an exercise price that exceeds the Merger Consideration; provided, further, that, as will be provided in the Tender Offer, prior to the Effective Time, the 1995/2004 Options will remain in effect to the extent they would otherwise remain in effect pursuant to their existing terms.

3. Effective Time Payments. With respect to each 2000/2010 Option with an exercise price that is equal to or less than the Merger Consideration (each, a “Qualifying 2000/2010 Option”), promptly following the Effective Time, in accordance with the Company’s standard payroll procedures, the Company shall, for each Qualifying 2000/2010 Option, pay the Option Holder an amount in cash equal to the Option Cash Amount, provided, however, that the Company shall be under no obligation to pay the Option Cash Amount in respect of any Qualifying 2000/2010 Option until such time as the Option Holder has executed and delivered this Agreement to the Company, together with any other instruments or agreements reasonably requested by the Company. The “Option Cash Amount” shall mean the excess, if any, of the Merger Consideration over the exercise price per share of the applicable Qualifying 2000/2010 Option; provided, however, that the Option Cash Amount shall be paid net of any applicable mandatory tax withholdings.

4. Representations and Warranties. By virtue of the execution and delivery of this Agreement by the Option Holder, the Option Holder hereby represents and warrants to the Company that: (a) the Option Holder is a competent adult and/or has full and complete power, legal right and authority to execute and deliver this Agreement and to carry out its provisions; (b) the Option Holder’s true and correct mailing address and tax identification or social security number for tax identification purposes are as indicated in this Agreement; (c) the execution, delivery and performance of this Agreement by the Option Holder does not and will not result in a violation of any law applicable to the Option Holder or result in a breach of, conflict with or default under, any term or provision of any note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument or agreement to which the Option Holder is a party; (d) the Option Holder is the legal, record and beneficial owner of the Options and owns good, valid, legal and marketable title to such Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind whatsoever, other than spousal interest or such restrictions arising under the Securities Act of 1933, as amended, state securities laws or any of the documents and other agreements executed as of the date hereof in connection with the consummation of the Merger; and (e) the Option Holder has had access to or the opportunity to review sufficient written and oral information about the Company and the Merger Agreement to allow the Option Holder to make an informed decision prior to executing this Agreement. The Option Holder further acknowledges and agrees that neither the Company nor any other party has made any oral or written representation, inducement, promise or agreement to the Option Holder in connection with the buyout of the Options, other than as expressly set forth in this Agreement or in the Merger Agreement.

5. Waiver of Notice. In connection with the Merger, the Option Holder hereby waives any and all notice requirements set forth in the Option Plans or otherwise.

6. Waiver and Release. The Option Holder, on behalf of the Option Holder and the Option Holder’s heirs, executors, administrators, legal representatives, successors and assigns (the “Releasor”) hereby fully, finally and forever releases, discharges and covenants not to sue, and otherwise agrees not to enforce any claim, cause of action, right, title or interest against, the Company, Merger Sub and Parent, and their respective affiliates, successors and assigns, and their respective past and present directors, officers and employees and each of their respective affiliates (collectively, the “Releasees”) of, from and with respect to any and all claims, demands, covenants, actions, causes of action, fees, costs, sanctions, judgments, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, whether sounding in tort, intentional tort, contract, fraud, concealment, breach of statute, or conspiracy, whether or not concealed or hidden, which the Releasor now has, ever had or may in the future have against the Releasees, by reason of any act or omission, in conduct or word, from the beginning of time up to and including the effective date of this Agreement, on account of, arising out of or relating in any way to the Options held by the Option Holder (whether currently held or previously held); provided, however, that the Option Holder is not hereby releasing or discharging and does not hereby release or discharge any claims, demands, obligations, rights, liabilities or causes of action, if any, arising under this Agreement or the Merger Agreement.

In connection herewith, the Option Holder expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, if applicable, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7. Exercise Restriction. Between the date you sign this Agreement and the Effective Time, you agree not to exercise any Options, in whole or in part, or transfer any Options or any portion thereof.

8. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. If the Option Holder is married and the Options to be cancelled hereunder or subject to the Tender Offer constitute community property or otherwise need spousal or other approval for the cancellation or tender to be legal, valid and binding, this Agreement is being contemporaneously herewith executed and delivered by the Option Holder’s spouse. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Option Holder or the Company or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein; provided that Parent and Merger Sub shall be entitled to rely upon the acknowledgements and agreements set forth in this Agreement in consummating the Merger.

9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those made herein.

10. Amendment. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by the party against whom enforcement of any such amendment or modification is sought and making specific references to this Agreement.

11. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

12. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13. Taxation. The Option Holder shall be solely responsible for any personal tax consequences arising from this Agreement and the holding and cancellation of, or tender of, the Options.

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IN WITNESS WHEREOF, the Company and the Option Holder have each executed this Agreement as of the date and year first above written.

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ George H. Bernstein
Name:	George H. Bernstein
Title:	President and Chief Executive Officer

OPTION HOLDER:

By:	/s/ Thomas Frank

Name:	Thomas Frank

Social Security Number / Tax Identification Number:

Address:

SPOUSAL CONSENT[1]

By:

Name:
(please print)

[1]

A spouse’s consent is required only if the Option Holder’s state of residence is one of the following community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin.

[Signature Page to Option Cancellation Agreement]

Exhibit A

Options

Option Grant Date	Option Plan	Number of Options	Exercise Price Per Option
01/07/2004	1995	50,000	$5.6450
11/16/2004	2004	8,000	$7.2450
09/30/2005	2004	14,000	$9.3200
09/26/2006	2004	15,000	$10.0700
09/14/2007	2004	17,500	$14.7300
09/12/2008	2004	30,000	$15.2700
09/11/2009	2004	15,000	$9.8900
09/21/2010	2004	27,000	$6.1700